Exhibit 99.1

EcoloCap Creates New Product Brand and Crypto-Asset PLANT Token

The byproduct from EcoloCap's BioART unit will now be sold online under Plantonium Organics. PLANT Token will incentivize people and companies to recycle organic waste.

Morton Grove, IL –  EcoloCap has launched a new brand, and Blockchain based crypto-asset PLANT Token, to promote the byproducts from the production of the ECOS Bio-ART process, as well as promote organics recycling throughout the United States. Plantonium Organics will focus strictly on selling high-energy soil amendment products to the public directly from their online store. While Plantonium's PLANT Token will focus on pioneering an innovative organics recycling business model, where anyone can earn PLANT Tokens by participating in our #PlantoniumProject.

The high-quality compost that is created from our Bio-ART technology can now be purchased online at PlantoniumOrganics.com. At the current time, Plantonium Organics will sell two different compost products under the "OG" brand name. OG liquid, a high-quality compost tea, and OG Compost, a premium soil amendment that is now available. Other products are under development and will be available soon for various applications.

James Kwak, EcoloCap CEO, states, "We saw an opportunity in the market to offer our high-quality soil amendments at a better value than what is currently available. This will be a great way to showcase the quality of our byproduct created through the BioART process and continue to push our industry's sustainability forward."

EcoloCap's vision is to provide natural and organic products at rates that are more affordable to individual consumers along with continuing its efforts to deliver to its bulk distributors.

PLANT Token is currently live on WAVES Decentralized Exchange (DEX), with a white paper coming soon.

To learn more about Plantonium Organics, please visit http://www.plantoniumorganics.com.

About EcoloCap

The EcoloCap sustainable, compost technology redirects all organic waste into a valuable byproduct. The byproduct includes organic fertilizers, chicken, fish feed, or biomass in the form of a dry powder or pellet that can be efficiently stored, transported, and spread.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact: Joseph Mure, 1-312-585-6670, jm@ecolocap.com